Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
November 9, 2022	TRADED: Nasdaq

LANCASTER COLONY INCREASES REGULAR CASH DIVIDEND;
REELECTS FOUR INCUMBENT DIRECTORS
    WESTERVILLE, Ohio, November 9 - Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has declared a quarterly cash dividend of 85 cents per common share, marking 60 consecutive years of increasing regular cash dividends. The company is one of only 13 U.S. companies with 60 straight years of regular cash dividend increases. The dividend will be payable December 30, 2022 to shareholders of record on December 5, 2022. As of the record date for today’s annual shareholder meeting, there were 27,552,861 common shares outstanding.
    Voting at the annual meeting, shareholders reelected four incumbent directors. They are Barbara L. Brasier, retired Chief Financial Officer and Senior Vice President of Herc Rentals, Inc.; David A. Ciesinski, President and Chief Executive Officer of Lancaster Colony; Elliot K. Fullen, Founder of Fullen Business Consulting; and Alan F. Harris, retired Executive Vice President and Chief Marketing and Customer Officer of Kellogg Company.
    CEO David A. Ciesinski said, “The increased regular cash dividend reflects the company’s continued strong financial position and will be the 238th consecutive quarterly cash dividend paid by the company since September 1963.” He noted that the indicated annual payout for the current fiscal year ending June 30, 2023 is $3.35 per share, up from the $3.15 per share paid in fiscal 2022.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope,” “indicated” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements.

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PAGE 2 / LANCASTER COLONY INCREASES REGULAR CASH DIVIDEND; REELECTS DIRECTORS

Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•changes in our cash flow or use of cash in various business activities; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com